UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

AMENDMENT NO. 1

TO

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Sizeler Property Investors, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	72-1082589
(State of Incorporation or Organization)	(I.R.S. Employer Identification no.)

2542 Williams Boulevard, Kenner, LA	70062
(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates:

None

(if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Preferred Stock Purchase Rights

(Title of class)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

The undersigned registrant hereby amends its Registration Statement on Form 8-A originally filed on August 26, 1998 by adding the information set forth below.

Item 1.	Description of Registrant’s Securities to be Registered

On August 18, 2006, Sizeler Property Investors, Inc. (the “Company”) entered into a First Amendment to Rights Agreement (the “Amendment”), amending the Amended and Restated Rights Agreement dated as of August 6, 1998 and restated as of August 2, 2005 (the “Rights Agreement”) by and among the Company and the Bank of New York, to provide that:

Revenue Properties Company Limited, a corporation formed under the laws of Ontario (“Acquiror”), and Revenue Properties (Sizeler) Inc., a Maryland corporation and wholly-owned indirect subsidiary of Acquiror (“Merger Sub”), and their affiliates and associates, shall not be deemed to be an “Acquiring Person” solely by virtue of executing, or acquiring shares of common stock of the Company, par value $0.0001 per share (“Common Stock”), pursuant to (i) that certain Agreement and Plan of Merger, dated as of August 18, 2006, by and among the Company, Acquiror and Merger Sub (the “Merger Agreement”), (ii) the Merger (as defined in the Merger Agreement) or (iii) the consummation of other transactions contemplated in the Merger Agreement (each of the foregoing, an “Exempt Event”); and that no Exempt Event shall cause Acquiror or Merger Sub to be deemed the Beneficial Owner, nor to beneficially own, any shares of Common Stock solely by virtue of the approval, execution and delivery of the Merger Agreement, a Stock Acquisition Date to occur, a Distribution Date to occur or a Triggering Event to occur. The Rights Agreement was also amended to provide for expiration of the Rights immediately prior to the Effective Time (as defined in the Merger Agreement).

This summary description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is attached hereto as Exhibit 4.2 and incorporated herein by reference.

Item 2.	Exhibits.

4.1. Amended and Restated Rights Agreement, dated as of August 6, 1998, restated as of August 2, 2005, between Sizeler Property Invetors, Inc. and The Bank of New York (Incorporated by reference to the Company’s Current Report on Form 8-K, filed on August 8, 2005).

4.2. First Amendment to Amended and Restated Rights Agreement, dated as of August 18, 2006, between Sizeler Property Investors, Inc. and The Bank of New York.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

SIZELER PROPERTY INVESTORS, INC.

Date: August 21, 2006	By:	/s/ Thomas A. Masilla, Jr.
Name: Thomas A. Masilla, Jr.
Title: President and Chief Operating Officer